EXHIBIT 10(b)

SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS
2015 Base Salary. On February 17, 2015, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of The Sherwin-Williams Company (“Sherwin-Williams”) set the 2015 base salaries of the executive officers who are expected to be named in the Summary Compensation Table of Sherwin-Williams’ 2015 Proxy Statement (the “Named Executive Officers”). The base salaries of the Named Executive Officers for 2015 are as follows: Christopher M. Connor, Chairman and Chief Executive Officer ($1,221,987); John G. Morikis, President and Chief Operating Officer ($881,322); Sean P. Hennessy, Senior Vice President – Finance and Chief Financial Officer ($664,716); Steven J. Oberfeld, Senior Vice President – Corporate Planning and Development ($600,808); and Robert J. Davisson, President, The Americas Group ($596,778).
Annual Incentive Compensation to Be Earned in 2015. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the Named Executive Officers for 2015 under The Sherwin-Williams Company 2007 Executive Performance Bonus Plan.

	Incentive Award as a Percentage of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Christopher M. Connor	0	135	270
John G. Morikis	0	80	160
Sean P. Hennessy	0	80	160
Steven J. Oberfeld	0	60	120
Robert J. Davisson	0	70	140